Exhibit 10.7

SES OFFICE RENTAL AGREEMENT

This Rental Agreement between Commerce Union Bank, hereinafter referred to as tenants, and Springfield Executive Suites LLC., herein after referred as LANDLORD, for the property described as: (Suite #101)

719 South Main Street Springfield, TN 37172

Suite # -

1.	The rental shall commence on April 1, 2013, and shall continue FOR 1 YEAR. Tenant agrees to pay $ 450.00 per month on the first day of each month. Rent includes: Office space, internet, 1 phone and line use of common area. Up to 12 hrs. Conference room if available. Conference room must be reserved through group calendar

2.	There are no grace periods on rentals. All rents are due and payable to the landlord on or before the due date of each month. A late charge of $50.00 will be charged after the third day if the rent has not been paid. An eviction notice will be issued after the tenth day unless a satisfactory agreement has been made with the landlord. The tenant will remit the rent to Springfield Executive Suites LLC P.O. Box 1610 Springfield, TN 37172.

3.	Tenant has deposited with the landlord 0 as security for the full and faithful performance of each and every term, provision, covenant, and condition of this agreement, including but not limited to the full term of the rental agreement being fulfilled, Landlord may use, apply or retain the whole or any part of this security deposit for payment of any of the above mentioned specific purposes. Any remaining portion of such deposit shall be returned to the tenant no later than two weeks after termination of his tenancy and tenant having vacated the premises and returning all keys to the landlord. Under no circumstances will the security deposit ever be permitted to be used as a part of any month’s rent.

4.	Tenant has examined the premises and accepts the same as being clean in good order, condition and repair.

5.	The premises are rented for use only as a business office. Tenant will comply with all governing agencies and local zoning laws. The office is located in the City of Springfield, so tenant may be required to obtain a city license and a county license to do business.

6.	Tenant shall keep the premises rented from his exclusive use in good order and condition and pay for any repairs caused by his negligence of misuse or that of his invites. Landlord shall maintain any other parts of the property and pay for repairs not caused by tenant’s negligence or misuse or that of that of his invitees.

7.	Tenant shall not disturb, annoy, endanger other tenants of the building or neighbors nor use the premises for any immoral or unlawful purposes, nor violate any law or ordinance, nor commit waste or nuisance upon or about the premises.

8.	The Landlord represents that there exists no known water intrusion, mold or mildew problems with the demised premises. Tenant hereby acknowledges that they have examined the premises. Tenant hereby acknowledges that they have examined the premises and find no visible sign of any water intrusion, mold or mildew problems in the demised premises. Landlord shall not be liable for any damage tenant may sustain as a result of casualty damage caused by catastrophic events including but not limited to hurricanes, tornadoes, or any other casualty event to the demised premises and to any water penetration, mold or mildew caused by said water penetration as a result of casualty event or any construction necessary to repair said demised premises after a casualty event.

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9.	Either part may terminate the agreement in the event of a violation of any provision of this agreement by the other party.

10.	In case of failure of the tenant to pay the rent herein agreed upon when due or any action by the landlord to enforce any terms of the agreement or recover possession of the premises, and the same is collected by suit, or through an attorney, the tenant agrees to pay a reasonable attorney’s fee, together with all costs and charges.

11.	Time is of the essence. The waiver by landlord of any breach shall not be construed to be a continuing waiver of subsequent breach.

12.	Termination of this lease must be given in writing on the first of the month prior to termination.

13.	Insurance: The tenant will also be responsible for any insurance to cover themselves, employees or guest on premises and also for tenants belongings.

14.	Indemnification – Tenant shall hold Landlord harmless from any and all liability actions, claims and damages arising after the commencement of this lease, and which may be imposed upon or incurred by or asserted against Landlord by reason of any accident, injury or death of any person or damage to any property occurring on or about the lease premises or any part thereof or any use, non-use or condition of be leased premises or any part of the ownership, occupancy or use thereof. Tenant shall have the right to test the validity of any such claims regardless of who makes the claim, in the name of the Landlord, as the Tenant may deem necessary, provided that the expense thereof shall be paid by the Tenant.

15.	This is a non-smoking building. Smoking is prohibited at any time in the building or on any property owned by Landlord.

16.	Tenant will provide their own office furniture. Landlord must approve

Tenant:	COMMERCE UNION BANK	Date:	3/28/13

Landlord:		Date:	3-28-13

TENANT DATA

Name:	COMMERCE UNION BANK	Residence Phone:	(615) 384-3357

SS#	N/A	Work	11

Personal Reference:	Phone:

Address of tenant:	701 SOUTH MAIN ST., SPRINGFIELD, TN 37172

E-MAIL ADDRESS:	ACCOUNTING @ COMMERCEUNIONBANK.COM

COPY OF DRIVERS LICENSE REQUIRED**

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